Exhibit 99

Media Contact:
FOR IMMEDIATE RELEASE	Barry B. Davall 732-706-9009

Community Partners Bancorp Completes Acquisition of Two River Community Bank and The Town Bank

MIDDLETOWN, NEW JERSEY, April 3, 2006 – Community Partners Bancorp (NASDAQ: CPBC) announced today that it has completed the transaction by which it became the new holding company for Two River Community Bank and The Town Bank.  The transaction took effect on April 1, 2006.  On that date, each share of Two River Community Bank common stock was converted into the right to receive one share of Community Partners common stock, and each share of Town Bank common stock was converted into the right to receive 1.25 shares of Community Partners common stock, plus cash in lieu of any fractional shares. Registrar & Transfer Company, the transfer agent for Community Partners, will mail transmittal letters to the shareholders of Two River and Town Bank, with instructions for those shareholders to exchange their bank stock certificates for certificates representing stock in the new holding company.  The common stock of Community Partners Bancorp has been listed for trading on the NASDAQ Capital Market under the symbol “CPBC”.

Based on pro forma combined financials, at December 31, 2005 Community Partners Bancorp has total assets of over $459 million, loans of approximately $354 million and deposits of approximately $385 million, making it the 22nd largest New Jersey-based bank holding company based on size of assets.  Community Partners has 11 banking offices stretching from Wall Township in Monmouth County to Westfield in Union County, New Jersey.

Curtis Securities LLC served as financial advisor and Pitney Hardin LLP served as legal counsel to Two River Community Bank in connection with this transaction.  Janney Montgomery Scott LLC served as financial advisor and Norris, McLaughlin & Marcus, P.A. acted as legal counsel for The Town Bank.